EXHIBIT 2.1

FIRST AMENDMENT TO MERGER AGREEMENT

This FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”), dated as of February 7, 2022, is entered into by and among Mosaic Real Estate Credit, LLC, a Delaware limited liability company (“MREC”), Mosaic Real Estate Credit TE, LLC, a Delaware limited liability company (“MREC TE”), MREC International Incentive Split, LP, a Delaware limited partnership (“MREC IIS,” and together with MREC and MREC TE, each a “Mosaic Merger Entity” and, collectively, the “Mosaic Merger Entities”), Mosaic Real Estate Credit Offshore, LP, a Cayman Islands exempted limited partnership (“MREC Offshore”), MREC Corp Sub 1 (VO), LLC, a Delaware limited liability company (“MREC Corp Sub 1”), MREC Corp Sub 2 (LA Office), LLC, a Delaware limited liability company (“MREC Corp Sub 2”), MREC Corp Sub 3 (Superblock), LLC, a Delaware limited liability company (“MREC Corp Sub 3” and with MREC Offshore, MREC Corp Sub 1 and MREC Corp Sub 2, each individually a “Mosaic Offshore Entity” and collectively, the “Mosaic Offshore Entities”), Mosaic Special Member, LLC, a Delaware limited liability company (the “Mosaic Special Member”), Mosaic Secure Holdings, LLC, a Delaware limited liability company (“Mosaic Secure Holdings”), MREC Management, LLC, a Delaware limited liability company (the “Mosaic Manager” and with the Mosaic Offshore Entities, Mosaic Special Member and Mosaic Secure Holdings, each individually a “Mosaic Entity” and collectively, the “Mosaic Entities,” and with the Mosaic Merger Entities, each individually a “Mosaic Party” and, collectively, the “Mosaic Parties”), RC Mosaic Sub, LLC, a Delaware limited liability company (“Merger Sub”), Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), and Ready Capital Corporation, a Maryland corporation (“Parent” and, together with Merger Sub and the Operating Partnership, the “Parent Parties” and individually a “Parent Party”). Each entity listed above a “Party” and collectively the “Parties”.

RECITALS

A.         The Parties entered into that certain Merger Agreement, dated as of November 3, 2021 (the “Merger Agreement”), pursuant to which Parent and the Operating Partnership intend to acquire the Subject Companies by means of the mergers described therein.

B.         All initially capitalized terms used in this Amendment not expressly defined in this Amendment shall have the meanings ascribed to them in the Merger Agreement.

C.          The Parties wish to amend certain provisions of the Merger Agreement as set forth herein.

For and in consideration of the promises contained herein and other good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, the Parties acknowledge and agree as follows with respect to the Merger Agreement:

1.           Amendments. The Merger Agreement is hereby amended and modified as follows:

1.1             A new definition of “MREC Notional Exchange Rate” is hereby added to Article I of the Merger Agreement to read as follows:

“MREC Notional Exchange Rate” means the product of the quotient (rounded to the nearest ten-thousandth) obtained by dividing (i) the MREC Merger Consideration Shares by (ii) the number of MREC Units outstanding immediately prior to the MREC Effective Time.

1.2             The definition of “MREC Exchange Rate” contained in Article I of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“MREC Exchange Rate” means, with respect to each holder of MREC Units, the product of (A) the MREC Notional Exchange Rate and (B) the Fee Variance Factor applicable to such holder.

1.3             A new definition of “MREC TE Notional Exchange Rate” is hereby added to Article I of the Merger Agreement to read as follows:

“MREC TE Notional Exchange Rate” means the product of the quotient (rounded to the nearest ten-thousandth) obtained by dividing (i) the MREC TE Merger Consideration Shares by (ii) the number of MREC TE Units outstanding immediately prior to the MREC TE Effective Time.

1.4             The definition of “MREC TE Exchange Rate” contained in Article I of the Merger Agreement is hereby deleted in its entirety and replaced with the following :

“MREC TE Exchange Rate” means, with respect to each holder of MREC TE Units, the product of (A) the MREC TE Notional Exchange Rate and (B) the Fee Variance Factor applicable to such holder.

1.5             A new definition of “Aggregate Dollar Value” is hereby added to Article I of the Merger Agreement to read as follows:

“Aggregate Dollar Value” shall mean the aggregate dollar value as of December 31, 2021, calculated and prepared in accordance with Mosaic Manager’s historical accounting methodology.

1.6              A new definition of “Fee Variance Factor” is hereby added to Article I of the Merger Agreement to read as follows:

“Fee Variance Factor” shall mean, (i) for each holder of MREC Units, the quotient of (A) the proportionate Aggregate Dollar Value of such holder’s MREC Units, expressed as a percentage of the Aggregate Dollar Value of all MREC Units then outstanding, including all classes and series but excluding all MREC Units or interests in MREC held by Mosaic Manager or Mosaic Special Member, immediately prior to the MREC Effective Time, divided by (B) the proportionate number of such holder’s MREC Units, expressed as a percentage of the total outstanding MREC Units immediately prior to the MREC Effective Time; and (ii) for each holder of MREC TE Units, the quotient of (A) the proportionate Aggregate Dollar Value of such holder’s MREC TE Units, expressed as a percentage of the Aggregate Dollar Value of all MREC TE Units then outstanding, including all classes and series but excluding all MREC TE Units or interests in MREC TE held by Mosaic Manager or Mosaic Special Member, immediately prior to the MREC TE Effective Time, divided by (B) the proportionate number of such holder’s MREC TE Units, expressed as a percentage of the total outstanding MREC TE Units immediately prior to the MREC TE Effective Time.

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1.7              The definition of “Merger Consideration Amount” contained in Article I of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Merger Consideration Amount” means the quotient (rounded to the nearest one-hundredth) obtained by dividing (i) the sum of (w) the Mosaic Adjusted Book Value, plus (x) the Recorded Adjustment, minus (y) the Discount Amount, plus (z) the Adjustment Amount by (ii) the Parent Adjusted Book Value Per Share, as such quotient may be adjusted in accordance with Section 2.05.

1.8             The definition of “Mosaic Adjusted Book Value” contained in Article I of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Mosaic Adjusted Book Value” means, as of the Determination Date, the aggregate combined consolidated members’ equity of the Mosaic Funds, after reduction for all Mosaic Transaction Expenses that have not been previously paid or accrued (whether or not otherwise includible in members’ equity in accordance with GAAP) and for the book value of any assets of a Mosaic Offshore Entity that are not held in MREC IIS, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the audited Mosaic Funds Financial Statements. An example calculation of the Mosaic Adjusted Book Value and the associated Proposed Book Value Schedule is set forth on Schedule A.

1.9             The definition of “Parent Adjusted Book Value Per Share” contained in Article I of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Parent Adjusted Book Value Per Share” means, as of the Determination Date, the result of (i) (x) Parent’s total consolidated common equity that reflects the deduction of the total Parent Preferred Stock liquidation preference and goodwill, plus (y) the amount by which Parent’s reported “Net Income Attributable to Ready Capital Corporation” for the quarter ended December 31, 2021, exceeded the aggregate amount of Parent’s dividends paid in January 2022, divided by (ii) the number of shares of Parent Common Stock issued and outstanding, plus any shares of Parent Common Stock issuable upon the vesting of any Parent Restricted Stock, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Parent’s audited financial statements. An example calculation of the Parent Adjusted Book Value Per Share and the associated Proposed Book Value Schedule is set forth on Schedule B.

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1.10         The definition of “Adjustment Amount” contained in Article I of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Adjustment Amount” means the sum of (i) (x) the final Recorded Adjustment, as delivered pursuant to Section 2.03(e) minus (y) the amount of the Recorded Adjustment reflected in Schedule C minus (ii) (x) the amount of the updated estimate of Mosaic Transaction Expenses, as delivered pursuant to Section 2.03(e), minus (y) the aggregate amount of Mosaic Transaction Expenses included in the computation of the Mosaic Adjusted Book Value that is reflected in Schedule C.

1.11          A new definition of “Parent Class B-1 Stock” is hereby added to Article I of the Merger Agreement to read as follows:

“Parent Class B-1 Stock” means the Class B-1 common stock of Parent, $0.0001 par value per share, to be designated pursuant to the Parent Articles Supplementary.

1.12          A new definition of “Parent Class B-2 Stock” is hereby added to Article I of the Merger Agreement to read as follows:

“Parent Class B-2 Stock” means the Class B-2 common stock of Parent, $0.0001 par value per share, to be designated pursuant to the Parent Articles Supplementary.

1.13          A new definition of “Parent Class B-3 Stock” is hereby added to Article I of the Merger Agreement to read as follows:

“Parent Class B-3 Stock” means the Class B-3 common stock of Parent, $0.0001 par value per share, to be designated pursuant to the Parent Articles Supplementary.

1.14          A new definition of “Parent Class B-4 Stock” is hereby added to Article I of the Merger Agreement to read as follows:

“Parent Class B-4 Stock” means the Class B-4 common stock of Parent, $0.0001 par value per share, to be designated pursuant to the Parent Articles Supplementary.

1.15         The definition of “Parent Class B Stock” contained in Article I of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Parent Class B Stock” means the Parent Class B-1 Stock, the Parent Class B-2 Stock, the Parent Class B-3 Stock and the Parent Class B-4 Stock.

1.16         The first sentence of Section 2.02(a)(i) of the Merger Agreement is hereby amended by deleting the words “Parent Class B Stock equal to the MREC Exchange Rate” and inserting in its place the words “(w) Parent Class B-1 Stock equal to 25% of the MREC Exchange Rate, (x) Parent Class B-2 Stock equal to 25% of the MREC Exchange Rate, (y) Parent Class B-3 Stock equal to 25% of the MREC Exchange Rate, and (z) Parent Class B-4 Stock equal to 25% of the MREC Exchange Rate”.

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1.17          The first sentence of Section 2.02(b)(i) of the Merger Agreement is hereby amended by deleting the words “Parent Class B Stock equal to the MREC TE Exchange Rate” and inserting in its place the words “(w) Parent Class B-1 Stock equal to 25% of the MREC TE Exchange Rate, (x) Parent Class B-2 Stock equal to 25% of the MREC TE Exchange Rate, (y) Parent Class B-3 Stock equal to 25% of the MREC TE Exchange Rate, and (z) Parent Class B-4 Stock equal to 25% of the MREC TE Exchange Rate”.

1.18          The first sentence of Section 2.02(c)(i) of the Merger Agreement is hereby amended by deleting the words “Parent Class B Stock equal to the product of (A) the percentage interest in MREC IIS represented by such MREC IIS Interest and (B) the MREC IIS Merger Consideration Shares” and inserting in its place the words “(w) Parent Class B-1 Stock equal to 25% of the product of (A) the percentage interest in MREC IIS represented by such MREC IIS Interest and (B) the MREC IIS Merger Consideration Shares, (x) Parent Class B-2 Stock equal to 25% of the product of (A) the percentage interest in MREC IIS represented by such MREC IIS Interest and (B) the MREC IIS Merger Consideration Shares, (y) Parent Class B-3 Stock equal to 25% of the product of (A) the percentage interest in MREC IIS represented by such MREC IIS Interest and (B) the MREC IIS Merger Consideration Shares, and (z) Parent Class B-4 Stock equal to 25% of the product of (A) the percentage interest in MREC IIS represented by such MREC IIS Interest and (B) the MREC IIS Merger Consideration Shares”.

1.19          Sections 2.03(d) and 2.03(e) of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

(d)       Attached as Schedule C to this Merger Agreement are agreed computations of the Parent Adjusted Book Value Per Share, the Mosaic Adjusted Book Value, the Merger Consideration Amount, the MREC Merger Consideration Shares, the MREC TE Merger Consideration Shares and the MREC IIS Merger Consideration Shares, in each case subject to possible further adjustment pursuant to Section 2.03(e). Not later than ten (10) Business Days prior to the expected Closing Date, the Mosaic Manager shall prepare and deliver to Parent a schedule setting forth the computation of the Fee Variance Factors for Interest Holders in MREC and MREC TE, which schedule may set forth the Fee Variance Factor by Interest Holder or by class of Units or by any combination thereof, as determined by the Mosaic Manager, together with such supporting documentation that Parent may reasonably request.

(e)       Not less than five (5) Business Days prior to the anticipated Closing Date, the Mosaic Parties shall deliver to the Parent Parties (i) an updated good faith estimate of the total amount of Mosaic Transaction Expenses, which update shall amend and replace in its entirety, the estimated Mosaic Transaction Expenses set forth on Section 1.2 of the Mosaic Disclosure Schedules, and (ii) the final amount of the Recorded Adjustment.

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1.20          The definition of “Merger Consideration Announcement” contained in Article I of the Merger Agreement is hereby deleted in its entirety.

1.21          The first sentence of Section 7.06(b) of the Merger Agreement is hereby amended by deleting the words “; provided, that the date of the Parent Stockholders Meeting shall not be earlier than five (5) Business Days following the Merger Consideration Announcement”.

1.22          Section 7.06(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(c)       Each of the Mosaic Funds shall take all action necessary in accordance with applicable Laws and its Organizational Documents to duly give notice of and solicit the applicable Mosaic Investor Consents; provided, that the final date on which Mosaic Investor Consents are required to be returned to the Mosaic Entities shall not be later than two (2) Business Days prior to the End Date.

1.23          A new definition of “Recorded Adjustment” is hereby added to Article I of the Merger Agreement to read as follows:

“Recorded Adjustment” means an amount equal to the sum of (i) the amount of anticipated net proceeds from the proposed disposition or other resolution of the Subject Company Investments listed and more particularly described in Part II of Section 4.07(b) of the Mosaic Disclosure Schedule Supplement (after deduction of selling expenses and any payments that are required to be allocated or remitted to any Person (other than another Subject Company) holding a participation interest in such Subject Company Investment) to be recorded on the books and records of the Subject Companies prior to the Closing, minus (ii) the sum of all Advances made by or on behalf of the Subject Companies in respect of such Subject Company Investments on or prior to the Determination Date that remained unpaid as of the date such adjustment is recorded on the books and records of the Subject Companies (excluding, for the avoidance of doubt, any portion of such Advances in respect of which a participation has been sold (which participation is a binding obligation of a Person that is not a Subject Company and under the terms of which such participation shares in credit losses on a pari passu basis with retained Subject Company interests)).

1.24          Clause (A) of Section 7.01(b)(i) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

(A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding equity interests in, any of the Subject Companies, except for (1) in the case of the Mosaic Merger Entities, distributions payable in respect of its equity interests having a record date that is prior to the Determination Date or that in the aggregate do not exceed, (x) in the case of MREC, the “Distributable Income” of MREC (as defined in MREC’s Organizational Documents) for the quarter ended December 31, 2021 (without giving effect to any Recorded Adjustment), (y) in the case of MREC TE, the “Distributable Income” of MREC TE (as defined in MREC TE’s Organizational Documents) for the quarter ended December 31, 2021 (without giving effect to any Recorded Adjustment); and (z) in the case of MREC IIS, the “Distributable Income” of MREC IIS (as defined in MREC IIS’s Organizational Documents) for the quarter ended December 31, 2021 (without giving effect to any Recorded Adjustment); (2) in the case of other Subject Companies, distributions payable in respect of such Subject Company’s equity interests consistent with past practice in an amount that does not exceed, in any calendar quarter, the amount of cash earnings of such Subject Company for such quarter and having a record date that is prior to the Determination Date; (3) dividends or other distributions to a Subject Company by any directly or indirectly wholly owned Subsidiary of such Subject Company; or (4) without duplication of the amounts described in clauses (2) and (3), any dividends or other distributions reasonably necessary for any Subject Company to maintain its status as a REIT, as applicable, under the Code and avoid the imposition of corporate level Tax under Section 857 of the Code or excise Tax under Section 4981 of the Code or required under the Organizational Documents of the Subject Companies or required under the Organizational Documents of the Subject Companies;

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1.25          The form of CER Agreement attached as Exhibit B to the Merger Agreement is hereby deleted in its entirety and replaced with Exhibit B attached to this Amendment.

1.26          The form of Parent Articles Supplementary attached as Exhibit C to the Merger Agreement is hereby deleted in its entirety and replaced with Exhibit C attached to this Amendment.

1.27          The following new Sections 7.17(f) and 7.17(g) are hereby added at the end of Article VII of the Merger Agreement to read as follows:

(f)       Intended Tax Treatment. It is the intent of the Parties that, for U.S. federal (and applicable state and local) income Tax purposes, each Merger shall be treated, as to the Interest Holders, as a taxable sale by the Interest Holders of the membership or partnership interests, as applicable, in each Mosaic Merger Entity to the Operating Partnership (the sole member of Merger Sub, which is disregarded from the Operating Partnership for federal income tax purposes) in exchange for the Merger Consideration. In furtherance thereof, (A) each Interest Holder shall be (i) treated for Federal income Tax purposes as having sold its respective membership or partnership interest, as applicable, in each Mosaic Merger Entity to the Operating Partnership in exchange for its share of the Merger Consideration in accordance with Treasury Regulation Section 1.708-1(c)(4) (the “Interest Sale Treatment”), and (ii) deemed to have consented to the Interest Sale Treatment unless, after receiving notification, pursuant to the Mosaic Consent Solicitation Materials, that the Interest Sale Treatment is intended to apply, such Interest Holder notifies the Mosaic Merger Entity in which it owns a membership or partnership interest, as applicable (in the manner set forth in the Mosaic Consent Solicitation Materials), that it does not consent to the Interest Sale Treatment; and (B) the Operating Partnership shall be treated as having acquired the assets of each Mosaic Merger Entity in liquidation of the interests in the Mosaic Merger Entities acquired by the Operating Partnership from the Interest Holders.  The partners of MREC IIS hereby consent to the Interest Sale Treatment. Each Mosaic Merger Entity and Subject Company that is taxed as a partnership for federal income tax purposes and has not made as of the date of this Agreement an election under Section 754 of the Code shall make such an election with its 2022 Form 1065 if Parent requests such an election in writing at least fifteen (15) days prior to the due date for filing such 2022 Form 1065.

(g)       Cooperation on REIT Tax Matters. Without limitation of the covenants set forth in Section 7.17(c), prior to and following the Closing Date, the Mosaic Manager agrees to cooperate fully, to the extent reasonably requested by Parent, in providing information relating to the Subject Companies reasonably necessary to permit Parent to determine the impact of the Mergers on its compliance with the REIT qualification requirements under Section 856 and 857 of the Code following Closing.

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2.            Merger Agreement Still in Force. Notwithstanding any other provision of this Amendment, or any claim of either Party or any other Person or entity to the contrary, all of the terms and conditions of the Merger Agreement not specifically modified by Section 1 above of this Amendment are in full force and effect; provided, that all references to “this Agreement” in the Merger Agreement (including all exhibits and schedules attached thereto) shall be deemed to refer to the Merger Agreement as amended hereby. Except as specifically amended hereby, the Merger Agreement shall remain unchanged and shall continue in full force and effect in accordance with the provisions thereof, all of which are ratified and affirmed in all respects. In the case of any conflict between the Merger Agreement and this Amendment, this Amendment shall control.

3.             Advice from Independent Counsel/Voluntary Agreement. Each of the Parties represents that it has retained or had the opportunity to retain legal counsel of its choice regarding this Amendment, it is fully aware of and understands the effect of and the terms and conditions contained herein, and it has voluntarily and without coercion or duress of any kind entered into this Amendment.

4.             Miscellaneous. Each Party represents and warrants that it has the full authority and legal power to enter into and deliver this Amendment. This Amendment may only be amended in writing signed by the Parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Copies of originals, including copies delivered by facsimile, .pdf or other electronic means, shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Amendment. Signatures executed electronically using DocuSign or similar signature software shall be regarded as original signatures for all purposes hereunder. The headings in this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Should any provisions of this Amendment require judicial interpretation, it is expressly acknowledged and agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Party hereto by reason of the rule of construction that a document is to be construed more strictly against the Party who itself or through its counsel or agent prepared the same, it being expressly acknowledged and agreed that both Parties hereto have participated in the preparation of this Amendment.

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5.             Expenses and Other Payments, Interpretation, Governing Law, etc. Sections 10.04 (Expenses and Other Payments), 10.05 (Interpretation), 10.07 (Severability), 10.09 (Successors and Assigns), and 10.12 (Governing Law) of the Merger Agreement are hereby incorporated by reference as if fully set forth in this Amendment mutatis mutandis.

[END OF TEXT; SIGNATURES FOLLOW ON NEXT PAGES]

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IN WITNESS WHEREOF, the Parties have each executed this Amendment as of the date appearing on the first page of this Amendment.

MOSAIC PARTIES:

MOSAIC REAL ESTATE CREDIT, LLC,

By: MREC Management, LLC, its Manager

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

MOSAIC REAL ESTATE CREDIT TE, LLC,

By: MREC Management, LLC, its Manager

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

MREC INTERNATIONAL INCENTIVE SPLIT, LP

By: MREC Management, LLC, its General Partner

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

[Signature page to First Amendment to Merger Agreement]

MOSAIC REAL ESTATE CREDIT OFFSHORE, LP,

By: MREC Management, LLC, its General Partner

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

[Signature page to First Amendment to Merger Agreement]

MREC CORP SUB 1 (VO), LLC

By: Mosaic Real Estate Credit Offshore, LP, its sole member

By: MREC Management, LLC, its General Partner

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

MREC CORP SUB 2 (LA OFFICE), LLC

By: Mosaic Real Estate Credit Offshore, LP, its Sole Member

By: MREC Management, LLC, its General Partner

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

MREC CORP SUB 3 (SUPERBLOCK), LLC

By: Mosaic Real Estate Credit Offshore, LP, its sole member

By: MREC Management, LLC, its General Partner

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

[Signature page to First Amendment to Merger Agreement]

MOSAIC SPECIAL MEMBER, LLC,

By: MREC Management, LLC, its Managing Member

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

[Signature page to First Amendment to Merger Agreement]

MOSAIC SECURED HOLDINGS, LLC,

By: LA Real Estate Finance LLC, its member

By:	/s/	Ethan Penner
Name: Ethan Penner
Its: Sole Member and Manager

MREC MANAGEMENT, LLC,

By:	/s/ Ethan Penner
Name: Ethan Penner
Its: Managing Partner

[Signature page to First Amendment to Merger Agreement]

PARENT:

READY CAPITAL CORPORATION

By:	/s/ Thomas E. Capasse
Name: Thomas E. Capasse
Its: Chairman of the Board and Chief Executive Officer

OPERATING PARTNERSHIP:

SUTHERLAND PARTNERS, L.P.

By: Ready Capital Corporation, its General Partner

By:	/s/ Thomas E. Capasse
Name: Thomas E. Capasse
Its: Chairman of the Board and Chief Executive Officer

MERGER SUB:

RC MOSAIC SUB, LLC

By: Sutherland Partners, L.P., its sole Member

By: Ready Capital Corporation, its General Partner

By:	/s/ Thomas E. Capasse
Name: Thomas E. Capasse
Its: Chairman of the Board and Chief Executive Officer

[Signature page to First Amendment to Merger Agreement]

SCHEDULE C

Mosaic Adjusted Book Value ($ in thousands)
Mosaic Funds Aggregate Combined Consolidated Members’ Equity	$556,065
Plus/(Minus): Book Value of Assets of Mosaic Offshore Entities Not Held in MREC IIS	333
Minus: Mosaic Transaction Expenses:
Pro rata share of Mosaic Manager Compensation	(6,373)
Mosaic Transaction Expenses other than pro rata share of Mosaic Manager Compensation	(18,925)
Total Mosaic Transaction Expenses:	(25,298)
Mosaic Adjusted Book Value	$531,100

Parent Adjusted Book Value ($ in thousands, except share and per share data)
Parent Shareholders’ Equity	$1,229,310
Minus: Non-Controlling Interests	(19,125)
Minus: Goodwill	(31,389)
Minus: Preferred Equity Liquidation Preference	(111,378)
Plus: Net Income in Excess of Dividends	16,159
Parent Adjusted Book Value	$1,083,577
Divided by: Parent Existing Shares	73,978,640
Parent Adjusted Book Value Per Share	$14.65

C-1

Merger Consideration Amount ($ in thousands, except share and per share data)
Mosaic Adjusted Book Value		$531,100
Minus: Discount Amount		$(98,900)
Plus: Recorded Adjustment		14,330
Plus: Adjustment Amount	$	TBD
Net		$446,530
Divided by: Parent Adjusted Book Value Per Share		$14.65
Merger Consideration Amount		30,485,797

MREC Merger Consideration Shares
Merger Consideration Amount	30,485,797
Multiplied by: MREC percentage	66.173%
MREC Merger Consideration Shares	20,173,366

MREC TE Merger Consideration Shares
Merger Consideration Amount	30,485,797
Multiplied by: MREC TE percentage	30.481%
MREC TE Merger Consideration Shares	9,292,376

MREC IIS Merger Consideration Shares
Merger Consideration Amount	30,485,797
Multiplied by: MREC IIS percentage	3.346%
MREC IIS Merger Consideration Shares	1,020,055

C-2

EXHIBIT B

FORM OF CONTINGENT EQUITY RIGHTS AGREEMENT

THIS CONTINGENT EQUITY RIGHTS AGREEMENT, dated as of [●], 2022 (this “Agreement”), is entered into by and among Ready Capital Corporation, a Maryland corporation (“Parent”), Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), and [●], a [●] (the “Rights Agent”).

RECITALS

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code for U.S. federal income tax purposes and the sole general partner of the Operating Partnership, which is the operating partnership of Parent;

WHEREAS, Parent, the Operating Partnership, RC Mosaic Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Operating Partnership (“Merger Sub”), Mosaic Real Estate Credit, LLC, a Delaware limited liability company (“MREC”), Mosaic Real Estate Credit TE, LLC, a Delaware limited liability company (“MREC TE”), MREC International Incentive Split, LP, a Delaware limited partnership (“MREC IIS,” and together with MREC and MREC TE, each a “Mosaic Merger Entity” and, collectively, the “Mosaic Merger Entities”), Mosaic Real Estate Credit Offshore, LP, a Cayman Islands exempted limited partnership (“MREC Offshore”), MREC Corp Sub 1 (VO), LLC, a Delaware limited liability company (“MREC Corp Sub 1”), MREC Corp Sub 2 (LA Office), LLC, a Delaware limited liability company (“MREC Corp Sub 2”), MREC Corp Sub 3 (Superblock), LLC, a Delaware limited liability company (“MREC Corp Sub 3” and with MREC Offshore, MREC Corp Sub 1 and MREC Corp Sub 2, each individually a “Mosaic Offshore Entity” and collectively, the “Mosaic Offshore Entities”), Mosaic Special Member, LLC, a Delaware limited liability company (the “Mosaic Special Member”), Mosaic Secured Holdings, LLC, a Delaware limited liability company (“Mosaic Secure Holdings”), MREC Management, LLC, a Delaware limited liability company (the “Mosaic Manager” and with the Mosaic Offshore Entities, Mosaic Special Member and Mosaic Secure Holdings, each individually a “Mosaic Entity” and collectively, the “Mosaic Entities,” and with the Mosaic Merger Entities, each individually a “Mosaic Party” and, collectively, the “Mosaic Parties”), have entered into a Merger Agreement, dated as of November 3, 2021 (as amended and as it may be further amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”);

WHEREAS, the Mosaic Merger Entities, collectively own, directly or indirectly, a majority of the equity interests in MREC Shared Holdings General Partnership, a Delaware general partnership (“MREC Shared Holdings”), MREC REIT Holdings, LLC, a Delaware limited liability company (“REIT Holdings”), MREC TE REIT Pref Holdings, LLC, a Delaware limited liability company (“REIT Pref Holdings”), MREC TE Holdings, LLC, a Delaware limited liability company (“TE Holdings”), and MREC International Holdings, LLC, a Delaware limited liability company (“International Holdings”), and MREC Domestic REIT Holdings, LLC, a Delaware limited liability company (“Domestic REIT Holdings,” and with MREC Shared Holdings, REIT Holdings, REIT Pref Holdings, TE Holdings and International Holdings, each individually a “Mosaic Holding Entity” and, collectively, the “Mosaic Holding Entities”), and, directly and through the Mosaic Holding Entities, all of the interests in MREC Good Asset, LLC, a Delaware limited liability company (“MREC Good Asset”), MREC U Asset Pool, LLC, a Delaware limited liability company (“MREC U”), MREC U2 Asset Pool, LLC, a Delaware limited liability company (“MREC U2”), and MREC NU Asset Pool, LLC, a Delaware limited liability company (“MREC NU” and, together with MREC Good Asset, MREC U and MREC U2, collectively, the “Primary Holding Entities” and each individually a “Primary Holding Entity”);

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger Agreement, the parties intended that Parent and the Operating Partnership acquire control of the Subject Companies by means of (a) the merger of MREC with and into Merger Sub (the “MREC Merger”), (b) the merger of MREC TE with and into Merger Sub (the “MREC TE Merger”), and (c) the merger of MREC IIS with and into Merger Sub (the “MREC IIS Merger”);

WHEREAS, contemporaneously with execution of this Agreement, pursuant to the Merger Agreement, the parties have consummated [(a)] the MREC Merger pursuant to which Parent has issued the MREC Merger Consideration described in the Merger Agreement, which MREC Merger Consideration includes MREC CERs (as defined herein) issued pursuant to this Agreement[, (b) the MREC TE Merger in exchange for the MREC TE Merger Consideration described in the Merger Agreement, which MREC TE Merger Consideration includes MREC TE CERs (as defined herein) issued pursuant to this Agreement,]1 [and (c) the MREC IIS Merger in exchange for the MREC IIS Merger Consideration described in the Merger Agreement, which MREC IIS Merger Consideration includes MREC IIS CERs (as defined herein) issued pursuant to this Agreement]2, pursuant to which Parent and the Operating Partnership have acquired control of [the Mosaic Holding Entities,]3 [Domestic REIT Holdings, REIT Holdings, MREC Shared Holdings, REIT Pref Holdings,]4 [TE Holdings,]5 [International Holdings,]6 the Primary Holding Companies and their Subsidiaries (each individually a “Subject Company” and, collectively, the “Subject Companies”); and

WHEREAS, the parties intend to set forth the manner and basis upon which Holders (as defined herein) will hold, and potentially become entitled to receive payments in respect of, CERs (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent, the Operating Partnership and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1   Note: Include only if the MREC TE Merger is consummated.

2   Note: Include only if the MREC IIS Merger is consummated.

3   Note: Include if all Mergers are consummated.

4   Note: Include if only the MREC Merger is consummated.

5   Note: Include if only the MREC Merger and MREC TE Merger are consummated.

6   Note: Include if only the MREC Merger and the MREC IIS Merger are consummated.

1.                   DEFINITIONS

1.1               Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 50% of the outstanding CERs as set forth on the CER Register.

“Adjustment Difference” means an amount (which may be positive or negative) equal to the difference (if any) between (i) the actual net proceeds (after deduction of selling expenses and any payments that are required to be allocated or remitted to any Person (other than another Subject Company) holding a participation interest in such Subject Company Investment) received after the date hereof by the Parent Parties from the disposition or other resolution of Subject Company Investments in respect of which a Recorded Adjustment was made and (ii) the amount of anticipated net proceeds (after deduction of selling expenses and any payments that are required to be allocated or remitted to any Person (other than another Subject Company) holding a participation interest in such Subject Company Investment) from the proposed disposition or other resolution of such Subject Company Investments that was used in the computation of the Recorded Adjustment in respect of such Subject Company Investments.

“Advance” means (i) in respect of any Subject Company Loan in the Covered Portfolio or the Updated Covered Portfolio, any disbursement of funds made by (or on behalf of) any of the Subject Companies (prior to the date hereof) or the Parent Parties (on or after the date hereof) (it being understood that any interest or fees on a Subject Company Loan that have been capitalized and treated as principal of such Subject Company Loan will be considered to have been such a disbursement of funds) in accordance with the loan agreement or other instrument governing such Subject Company Loan and (ii) in respect of any Subject Company Investment in the Covered Portfolio or the Updated Covered Portfolio, the purchase price paid for, or other investment made in respect of, such Subject Company Investment (including any accrued but unpaid dividends or other distributions and all capitalized costs and expenses, such as real-estate-owned marketing and carrying costs and third-party expenses, in respect thereof).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate CER Consideration” means an amount (expressed in Dollars) equal to the product of (i) 90% and (ii) the lesser of (x) the Valuation Excess and (y) the Initial Discount Amount.

“Aggregate Parent Party Funded Amount” means, as of the Revaluation Date, an amount (expressed in Dollars) equal to the sum of (x) all Advances made by or on behalf of any of the Subject Companies or Parent Parties in respect of the Updated Covered Portfolio during the CER Accrual Period (excluding, for the avoidance of doubt, any portion of such Advances in respect of which a participation has been sold (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in credit losses on a pari passu basis with retained Parent Party interests)) plus (y) an amount equal to any Recorded Adjustments.

“Aggregate Principal Recovery Amount” means, as of the Revaluation Date, an amount (expressed in Dollars) equal to the sum, without duplication, of all payments of principal or return of capital, as applicable, received by any Parent Party in respect of the Updated Covered Portfolio (excluding, for the avoidance of doubt, payments in respect of Post-Determination Date Returns and all payments that are required to be allocated or remitted to any Person (other than another Parent Party) holding a participation interest in any Subject Company Loan or Subject Company Investment), and all Liquidation Proceeds received by Parent Parties in respect of the Covered Portfolio (excluding, for the avoidance of doubt, Liquidation Proceeds that are required to be allocated or remitted to any Person (other than another Parent Party) holding a participation interest in any Subject Company Loan or Subject Company Investment), in each case during the CER Accrual Period and in each case excluding the amount of any Recorded Adjustment but including the amount (whether positive or negative) of any Adjustment Difference.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“CER” or “CERs” means the contingent rights of the Holders to receive [(i)] in respect of MREC CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement[, (ii) in respect of MREC TE CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement]7 [and (iii) in respect of MREC IIS CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement]8.

“CER Accrual Period” means the period beginning on the first day following the Determination Date and ending on the Revaluation Date.

“CER Consideration” means [(i)] in respect of MREC CERs, the MREC Per CER Consideration [, (ii) in respect of MREC TE CERs, the MREC TE Per CER Consideration]9 [and (iii) in respect of MREC IIS CERs, the MREC IIS Per CER Consideration]10.

“CER Notice” has the meaning set forth in Section 2.4(b).

“CER Register” has the meaning set forth in Section 2.3(b).

“Covered Portfolio” means the portfolio of Subject Company Loans and Subject Company Investments listed and more particularly described in Exhibit A hereto.

7   Note: Include only if the MREC TE Merger is consummated.

8   Note: Include only if the MREC IIS Merger is consummated.

9   Note: Include only if the MREC TE Merger is consummated.

10 Note: Include only if the MREC IIS Merger is consummated.

“Determination Date” means [●], 2021.11

“Determination Date Funded Amount” means $[●],12 which amount is equal to (x) the sum of all Advances made by or on behalf of the Subject Companies in respect of the Covered Portfolio on or prior to the Determination Date that remained unpaid as of such date (excluding, for the avoidance of doubt, any portion of such Advances in respect of which a participation has been sold (which participation is a binding obligation of a Person that is not a Subject Company and under the terms of which such participation shares in credit losses on a pari passu basis with retained Subject Company interests)) plus (y) an amount equal to any Recorded Adjustments.

“Dispute Notice” has the meaning set forth in Section 2.4(c).

“Dollars” or “US$” means dollars in lawful currency of the United States of America.

“Event of Default” has the meaning set forth in Section 5.1.

“Fair Value” means, as of the Revaluation Date, the fair value of the Updated Covered Portfolio (excluding any Post-Determination Date Returns otherwise reflected therein and excluding any portion of such fair value attributable to the rights of any Person that is not a Subject Company in any participation in any Subject Company Loan or Subject Company Investment contained in the Updated Covered Portfolio) as determined by the Parent using valuation methodologies reasonably consistent with those used by Parent in determining the Initial Discount Amount.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holder” means a MREC CER Holder, MREC TE CER Holder or MREC IIS CER Holder.

“ICC” has the meaning set forth in Section 6.6.

“Initial Discount Amount” means $98,900,000.

“Initial Discounted Valuation” means $[●], which is an amount (expressed in Dollars) equal to the sum of (i) the Determination Date Funded Amount minus (ii) the Initial Discount Amount.

“Issuance Date” means the date that is the later of (i) twenty five (25) Business Days following the date of the CER Notice or (ii) if a Dispute Notice is delivered on a timely basis, ten (10) Business Days

11   Note: Insert final Determination Date as determined pursuant to the Merger Agreement.

12   Note: Insert final Determination Date Funded Amount.

following the date on which all disputed items in such Dispute Notice are finally resolved pursuant to Section 6.6.

“Liquidation Proceeds” means, in respect of the disposal (whether by sale, transfer, assignment, participation or otherwise) by any Parent Party to any Person (other than to another Parent Party) of any Subject Company Loan or Subject Company Investment during the CER Accrual Period, all proceeds received by any Parent Parties as a result thereof (excluding, for the avoidance of doubt, any proceeds in respect of Post-Determination Date Returns and any proceeds that are required to be allocated or remitted to any Person (other than another Parent Party) holding a participation interest in such Subject Company Loan or Subject Company Investment) less any expenses incurred by such Parent Party in connection therewith.

“MREC CER” means a CER received as MREC Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC CER Holder” means a Person in whose name a MREC CER is registered in the CER Register at the applicable time.

“MREC CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC CER Share Percentage” means 66.173%, which represents the percentage interest of all MREC CER Holders in the Aggregate CER Consideration.

[“MREC IIS CER” means a CER received as MREC TE Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC IIS CER Holder” means a Person in whose name a MREC IIS CER is registered in the CER Register at the applicable time.

“MREC IIS CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC IIS Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC IIS CER Share Percentage” means 3.346%, which represents the percentage interest of all MREC IIS CER Holders in the Aggregate CER Consideration.

“MREC IIS Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC IIS Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC IIS CER Share Percentage by (ii) the initial number of MREC IIS CERs.] 13

“MREC Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC CER Share Percentage by (ii) the initial number of MREC CERs.

13   Note: Include only if the MREC IIS Merger is consummated.

[“MREC TE CER” means a CER received as MREC TE Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC TE CER Holder” means a Person in whose name a MREC TE CER is registered in the CER Register at the applicable time.

“MREC TE CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC TE Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC TE CER Share Percentage” means 30.481%, which represents the percentage interest of all MREC TE CER Holders in the Aggregate CER Consideration.

“MREC TE Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC TE Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC TE CER Share Percentage by (ii) the initial number of MREC TE CERs.]14

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Party” means each of Parent, the Operating Partnership, and their respective Subsidiaries (including the Subject Companies).

“Parent Share Value” means the greater of (i) (A) the average of the volume weighted average prices of one share of Parent Common Stock for the ten consecutive trading days immediately preceding, but not including, the Revaluation Date, as reported by Bloomberg, L.P., or (B) if the Parent Common Stock is not then listed on a United States national securities exchange, the average of the last quoted bid prices for Parent Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or another similar organization for the ten consecutive trading days immediately preceding, but not including, the Revaluation Date, and (ii) the most recent publicly reported book value per share of Parent Common Stock immediately preceding the Revaluation Date.

“Permitted Transfer” means a transfer of CERs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, including any Plan of Liquidation; or (d) as provided in Section 2.6.

14   Note: Include only if the MREC TE Merger is consummated.

“Person” or “person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Plan of Liquidation” has the meaning set forth in the Merger Agreement.

“Post-Determination Date Returns” means, with respect to the Subject Company Loans and Subject Company Investments as of any date of determination, the aggregate of all interest and fees (whether or not paid or accrued) with respect to each Subject Company Loan and all accrued dividends and other distributions (whether or not paid or accrued) with respect to each Subject Company Investment, in each case to the extent attributable to the period beginning on the first day following the Determination Date and ending on such date of determination.

“Recorded Adjustment” has the meaning set forth in the Merger Agreement.

“Revaluation Date” means the day that is the three-year anniversary of the date hereof (or if such day is not a Business Day, the next following Business Day).

“Revaluation Value” means an amount (expressed in Dollars) equal to the Fair Value of the Updated Covered Portfolio as of the Revaluation Date.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rules” has the meaning set forth in Section 6.6.

“Subject Company Investment” has the meaning set forth in the Merger Agreement.

“Subject Company Loan” has the meaning set forth in the Merger Agreement.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the applicable Person holds, directly or indirectly, stock or other equity ownership interests representing more than 50% of the voting power of all outstanding stock or equity ownership interests of such entity.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Updated Covered Portfolio” means the Covered Portfolio as updated, adjusted or modified by Parent on or prior to the Revaluation Date in order to reflect (i) any dispositions (whether by sale, transfer, assignment, participation or otherwise) of any portion of any Subject Company Loan or Subject Company Investment (other than to another Parent Party), (ii) any changes in the aggregate outstanding principal amount and/or commitment amounts (whether funded or unfunded) of Subject Company Loans, in each case as the result of repayments of principal by the underlying obligors of such loans, Advances made by any Parent Party in respect of such loans, or otherwise, and (iii) any changes resulting from any redemption or repurchase of a Subject Company Investment by the issuer thereof or any of its Affiliates, in each case during the CER Accrual Period.

“Valuation Excess” has the meaning set forth in Section 2.4(a).

1.2               Rules of Construction.  For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.                   CONTINGENT VALUE RIGHTS

2.1               CERs. The CERs represent the contingent rights of Holders to receive the CER Consideration, in each case pursuant to, on the terms provided in, and in accordance with, this Agreement.

2.2               Initial Holders; CERs Non-Transferable.

(a)                The initial Holders shall be determined pursuant to the terms of the Merger Agreement. As soon as practicable after the date hereof, Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, the names and addresses of the initial Holders.

(b)                The CERs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect.

2.3               No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                The CERs shall not be evidenced by a certificate or other instrument.

(b)                The Rights Agent shall keep a register (the “CER Register”) for the purpose of (i) identifying which CERs are MREC CERs and which are MREC TE CERs or MREC IIS CERs, (ii) identifying the Holders of CERs and (iii) registering CERs and Permitted Transfers thereof.

(c)                Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CER must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CERs in the CER Register and notify Parent and the Operating Partnership of the same.  No service charge shall be made for any registration of transfer of a CER, but Parent, the Operating Partnership and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer.  The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CER of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid.  All duly transferred CERs registered in the CER Register shall be the valid obligations of Parent or the Operating Partnership, as applicable, and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CER shall be valid unless and until registered in the CER Register in accordance with this Agreement.

(d)                A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CER Register.  The written request must be duly executed by the Holder.  Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CER Register.

2.4               CER Consideration.

(a)                If, on the Revaluation Date, (A) the sum of (x) the Revaluation Value minus the Aggregate Parent Party Funded Amount, in each case as of the Revaluation Date, and (y) the Aggregate Principal Recovery Amount exceeds (B) the Initial Discounted Valuation (the amount of such excess, the “Valuation Excess”), then, on the Issuance Date, Parent will issue and the Operating Partnership will deliver [(i)] to the MREC CER Holders, in respect of each MREC CER, a number of shares of Parent Common Stock equal to the MREC CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC Per CER Consideration”)[, (ii) to the MREC TE CER Holders, in respect of each MREC TE CER, a number of shares of Parent Common Stock equal to the MREC TE CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC TE Per CER Consideration”)]15 [and (iii) to the MREC IIS CER Holders, in respect of each MREC IIS CER, a number of shares of Parent Common Stock equal to the MREC IIS CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC IIS Per CER Consideration”)]16. No fractional shares of Parent Common Stock shall be issued in respect of any CERs, and any Holder that is entitled to receive a fraction of a share of Parent Common Stock (taking into account all CERs held by such Holder) shall instead receive cash with respect to any fractional share of Parent Common Stock in an amount equal to the product of (I) such fractional part of a share of Parent Common Stock multiplied by (II) the Parent Share Value. For the avoidance of doubt, if the Valuation Excess is less than or equal to $0, then neither Parent nor the Operating Partnership shall have any obligation to issue or deliver any CER Consideration and the CERs shall be extinguished and shall have no further force or effect.

15       Note: Include only if the MREC TE Merger is consummated.

(b)                Not later than thirty (30) Business Days following the Revaluation Date, Parent shall deliver to the Rights Agent a written notice (the “CER Notice”) setting forth a computation of the Valuation Excess and, if the Valuation Excess is greater than $0, computations of the CER Consideration, in substantially the form attached hereto as Exhibit B, together with an Officer’s Certificate certifying such computations. The Rights Agent shall promptly, and in any event within five (5) Business Days of receipt of the CER Notice, send each Holder at its registered address a copy of such CER Notice.

(c)                Within twenty (20) Business Days of the delivery of the CER Notice, the Rights Agent may, if so directed by the Acting Holders, deliver to Parent a written notice (a “Dispute Notice”) stating that the Acting Holders dispute the accuracy of the CER Notice, setting forth the basis for such dispute and, in reasonable detail, those items and amounts as to which the Acting Holders disagree, and the Acting Holders shall be deemed to have agreed with all other items and amounts contained in the CER Notice. Within five (5) days after receipt of a Dispute Notice, Parent shall (i) designate a nationally recognized independent valuation expert to make a binding determination only as to the matters in dispute as specified in the Dispute Notice and (ii) give written notice of such designation (a “Designation Notice”) to the Rights Agent and to the Acting Holders at whose direction the Dispute Notice was delivered.  If the Rights Agent, at the written direction of such Acting Holders, gives Parent written notice that such Acting Holders object to such designation within five (5) Business Days after the Rights Agent’s receipt of the Designation Notice (such notice, a “Rights Agent Objection Notice”), Rights Agent, within five (5) business days following the date of the Right Agent Objection Notice, shall provide a written proposal to Parent for the appointment of an alternate independent valuation expert to make a binding determination as to the matters in dispute as specified in the Dispute Notice (such proposal, and “Alternate Valuation Proposal”).  If, within five (5) business days of the Alternate Valuation Proposal, Parent gives Rights Agent written notice that such Parent objects to such Alternate Valuation Proposal (a “Parent Objection Notice”), within five (5) Business Days after the Parent Objection Notice, Parent and Rights Agent shall jointly request the then head of the Capital Markets Group at CBRE to appoint another nationally recognized independent valuation expert, whose appointment shall be final, conclusive, and binding on the parties and the Holders; provided, that if the Acting Holders do not reject such valuation expert within such five (5) Business Day period, the Holders shall be deemed to have accepted the appointment of such valuation expert (in each case, the “Valuation Expert”). The Valuation Expert will, under the terms of its engagement, as an expert and not an arbitrator, be required to render its written decision with respect to such disputed items and amounts within thirty (30) Business Days from the date of such appointment. The Valuation Expert shall deliver to the Parties a written report setting forth its adjustments, if any, to the CER Notice based on the Valuation Expert’s determination, solely with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Dispute Notice, the Valuation Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in the CER Notice or the Dispute Notice with respect to such item, as the case may be. The Valuation Expert shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. The Valuation Expert’s report shall be final, conclusive, and binding on the parties and the Holders, shall not be subject to further review by any court, and no party or Holder nor any of their respective Affiliates or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Valuation Expert. The fees and expenses of the Valuation Expert for purposes of this Section 2.4(c) shall be borne solely by Parent.

16        Note: Include only if the MREC IIS Merger is consummated.

(d)                In the event that the Rights Agent does not deliver a Dispute Notice to Parent during such twenty (20) Business Day period, the Holders shall be deemed to have accepted the accuracy of the CER Notice, and the calculations of the Valuation Excess and the CER Consideration (if any) set forth therein shall be final, conclusive and binding upon the parties and the Holders.

(e)                On the Issuance Date, Parent and the Operating Partnership shall deliver the CER Consideration to the Rights Agent, along with any letter of instruction reasonably required by the Rights Agent, and the Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the CER Consideration, subsequently deliver the CER Consideration to the Holders at their respective registered addresses in accordance with this Agreement.

(f)                 Each of Parent, the Operating Partnership and the Rights Agent shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax law, as may be reasonably determined by Parent, the Operating Partnership or the Rights Agent, as applicable. Prior to making any Tax withholdings or causing any Tax withholdings to be made with respect to any Holder, the Rights Agent shall use commercially reasonable efforts to solicit from such Holder an IRS Form W-9 or other applicable Tax form in order to provide a reasonable opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts, and delivery of CER Consideration to such Holder may be reasonably delayed in order to gather such necessary Tax forms.  The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts it withholds in respect of Taxes to the appropriate Governmental Authority. To the extent any amounts are deducted or withheld and properly and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Law, Parent or the Operating Partnership, as applicable, shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding.

(g)                If any CER Consideration delivered to the Rights Agent for payment to Holders remains undistributed to any Holders on the date that is six (6) months after the Issuance Date, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any CER Consideration which had been made available to the Rights Agent and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to payment from Parent and the Operating Partnership (subject to abandoned property, escheat and other similar Law and Section 2.4(f)) as general creditors thereof with respect to the CER Consideration that may be payable.

(h)                Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any CER Consideration delivered to a public official pursuant to any abandoned property, escheat or other similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver any CER Consideration to the applicable Holder, such CER Consideration has not been paid prior to two (2) years after the Issuance Date (or immediately prior to such earlier date on which such CER Consideration would otherwise escheat to or become the property of any Governmental Authority), such CER Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such liability, penalty, cost or expense has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct.

(i)                 Except to the extent any portion of any CER Consideration is required to be treated as imputed interest pursuant to applicable Law, Parent and the Operating Partnership intend to treat the CER Consideration for all U.S. federal and applicable state and local income Tax purposes as additional Merger Consideration paid at the Effective Time pursuant to the Merger Agreement; provided that notwithstanding the foregoing, consistent with the provisions of Section 2.5, Parent and the Operating Partnership agree that the CER Consideration constitutes contingent consideration that will be considered received by, and taxable to, the Holders if and when received pursuant to the installment method of Section 453 of the Code, except to the extent that a Holder elects out of the installment method.

(j)                 The CER Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of equity interests or other like change with respect to the number of shares of Parent Common Stock outstanding after the Revaluation Date and prior to the Issuance Date.

2.5               No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)                The CERs shall not represent any equity or ownership interest in Parent or the Operating Partnership or in Merger Sub or any other constituent company in the Mergers or any of their respective Subsidiaries or Affiliates. The CERs shall not have any voting, dividend or distribution rights, and interest shall not accrue on any amounts payable on or in respect of the CERs to any Holder.

(b)                Notwithstanding the provisions of Section 2.5(a), as a component of the CER Consideration to which such Holder is entitled to receive, a Holder shall be entitled to receive, in each case, without interest, (x) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the amount of any dividends or other distributions paid with respect to the shares of Parent Common Stock represented by the number of whole shares of Parent Common Stock received by such Holder in respect of such Holder’s CERs and having a record date on or after the Effective Time and a payment date prior to the Issuance Date by (B) the Parent Share Value (with cash being paid in lieu of any fractional shares of Parent Common Stock in an amount equal to the product of (I) such fractional part of a share of Parent Common Stock multiplied by (II) the Parent Share Value) and (y) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to the Issuance Date and a payment date on or after the Issuance Date.

2.6               Ability to Abandon CER. A Holder may at any time, at such Holder’s option, abandon any or all of such Holder’s remaining rights in a CER by transferring such CER to Parent, the Operating Partnership or any of their respective Affiliates without consideration therefor.  Nothing in this Agreement shall prohibit Parent, the Operating Partnership or any of their respective Affiliates from offering to acquire or acquiring any CERs for consideration from the Holders, in private transactions or otherwise, in their sole discretion.  Any CERs acquired by Parent, the Operating Partnership or any of their respective Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders.

2.7               Books and Records; Segregation of Covered Portfolio; Quarterly Reporting.

(a)                Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail with respect to the Updated Covered Portfolio to enable the Rights Agent and the Acting Holders and their consultants and professional advisors to confirm the applicable CER Consideration payable to each Holder hereunder in accordance with the terms specified in this Agreement.

(b)                Parent shall use commercially reasonable efforts to avoid commingling the assets contained in the Updated Covered Portfolio with other assets of Parent and its Subsidiaries that are not part of the Updated Covered Portfolio, including holding the assets constituting the Updated Covered Portfolio in separate subsidiaries from those that hold assets that are not part of the Updated Covered Portfolio; provided, that Parent shall have the flexibility to make such adjustments as it believes are required to maintain its qualification as a REIT or to preserve any exemption under the Investment Company Act of 1940.

(c)                Within forty-five (45) days after the end of each calendar quarter ending after the date of this Agreement and before the Revaluation Date, Parent shall prepare and deliver to the Rights Agent and to the Mosaic Manager a written report, in such form as Parent shall determine, summarizing the performance of, and significant activity in, the Updated Covered Portfolio during such calendar quarter; provided, that such report shall be provided for information purposes only, and shall have no bearing on the determination of, and may not be used as a basis for determining, any Valuation Excess or the amount of CER Consideration.

2.8               Certain Actions. Neither Parent nor any of its Affiliates will take any action that is intended primarily to reduce the amount of any CER Consideration or restrict Parent’s ability to issue or pay any of the CER Consideration hereunder; provided, that the foregoing shall be subject in all respects to the prudent business judgment of Parent’s board of directors or management in connection with the conduct of its business, including management of the Updated Covered Portfolio, and shall not require Parent or any of its Affiliates to take or refrain from taking, or prohibit Parent or any of its Affiliates from taking or refraining from taking, any actions in respect of the Updated Covered Portfolio, including (i) any liquidation or disposition of a Subject Company Loan or Subject Company Investment, or any interests therein, (ii) any negotiations with borrowers or other counterparties with respect to any matters relating to any Subject Company Loans or Subject Company Investments, including any agreement or failure to agree to compromise or amend the terms of, or effect a discounted payoff of, any Subject Company Loan or Subject Company Investment, or (iii) any actions taken or not taken on the advice, or against the advice of, the Mosaic Manager under the Services Agreement.

3.                   THE RIGHTS AGENT

3.1               Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct.

3.2               Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.  In addition:

(a)               the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)               whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)               the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)               the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)               the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)                the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)               the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)                Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)                 Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)).  The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j)                 No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3               Resignation and Removal; Appointment of Successor.

(a)                The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)                If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)                Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CER Register.  Each notice shall include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.  Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3.4               Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.  On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.                   AMENDMENT

4.1               Amendments without Consent of Holders.

(a)                Without the consent of any of the Holders or the Rights Agent, Parent and the Operating Partnership at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)                 to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)              to add to the covenants of Parent or the Operating Partnership such further covenants, restrictions, conditions or provisions as Parent or the Operating Partnership shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)             to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)            as may be necessary or appropriate to ensure that the CERs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws and to ensure that the CERs are not subject to any similar registration or prospectus requirement under applicable securities laws outside the United States;

(v)              to evidence the assignment of this Agreement by Parent or the Operating Partnership as provided in Section 6.3; or

(vi)             any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)                Without the consent of any Holders (other than the Holder of interests affected by this Section 4.1(b)), Parent, the Operating Partnership and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CERs, to the extent that any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4 or to transfer CERs to Parent or the Operating Partnership pursuant to Section 2.6.

(c)                Promptly after the execution by Parent and/or the Rights Agent of any amendment pursuant to the provisions of this Section 4.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CER Register, setting forth such amendment.

4.2               Amendments with Consent of Holders.

(a)                Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of any of the Holders or the Rights Agent), with the written consent of the Acting Holders, Parent, the Operating Partnership and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)                Promptly after the execution by Parent, the Operating Partnership and the Rights Agent of any amendment pursuant to the provisions of this Section 4.2, Parent and the Operating Partnership shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CER Register, setting forth such amendment.

4.3               Execution of Amendments. Prior to executing any amendment permitted by this Section 4, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent (and at Parent’s sole expense) stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts or duties under this Agreement or otherwise.

4.4               Effect of Amendments. Upon the execution of any amendment under this Section 4, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

5.                   REMEDIES OF THE HOLDERS

5.1               Event of Default. “Event of Default” with respect to the CERs, means any material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 5.1 specifically dealt with), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent, at the direction of the Acting Holders (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority).

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Rights Agent upon the written request of the Acting Holders by notice in writing to Parent, shall commence an arbitration proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, pursuant to Section 6.6.

The foregoing provisions of this Section 5.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such arbitration proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such arbitration proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

5.2               Arbitration Proceedings for Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing arbitration proceedings pursuant to Section 6.6.

5.3               Limitations on Suits by Holders. Subject to the last sentence of this Section 5.3, no Holder of any CER shall have any right under this Agreement to commence arbitration proceedings under or with respect to this Agreement, or for the appointment of a Rights Agent, receiver, liquidator, custodian or other similar official, for any other remedy hereunder, unless (i) such Holder previously shall have given to the Rights Agent written notice of default, (ii) the Acting Holders shall have made written request upon the Rights Agent to commence such arbitration proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such arbitration proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 5.4.  Notwithstanding any other provision in this Agreement, the right of any Holder of any CER to receive payment of the amounts that a CER Notice indicates are payable in respect of such CER on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

5.4               Control by Acting Holders.  Subject to the last sentence of this Section 5.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement; provided, further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.  Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

6.                   OTHER PROVISIONS OF GENERAL APPLICATION

6.1               Notices to the Rights Agent and Parent.  Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when transmission is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

[●]

with a copy (which shall not constitute notice) to:

[●]

If to Parent or the Operating Partnership, to Parent at:

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Attention: Andrew Ahlborn

Email: aahlborn@waterfallam.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue,

New York, NY 10016

Attention: Michael Kessler, David Brown

Email: michael.kessler@alston.com, david.brown@alston.com

The Rights Agent or Parent may specify a different address or email address by giving notice in accordance with this Section 6.1.

6.2               Notice to Holders.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CER Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.3               Parent Successors and Assigns.  Parent may not assign this Agreement without the consent of the Acting Holders, except Parent may assign (a) in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (each, an “Assignee”), provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement, and provided, further, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by each Assignee of obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement, and (b) this Agreement in its entirety without the consent of any other Person to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, Acquiror and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, Acquiror and all Assignees. Each of Parent’s successors, Acquirors and Assignees shall, by a supplemental contingent equity rights agreement or other instrument supplemental hereto, executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CERs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent and the Operating Partnership to be performed or observed.  The Rights Agent may not assign this Agreement without Parent’s written consent.  Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

6.4               No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders.  The Holders of CERs shall have no rights except the contractual rights as are expressly set forth in this Agreement and the Merger Agreement.  Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

6.5               Governing Law.  This Agreement, the CERs and all actions arising under or in connection herewith and therewith (whether based in contract, tort, or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.6               Arbitration.  Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder, and other than matters that are the subject of a Dispute Notice, which shall be resolved in the manner described in Section 2.4(c)) shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”).  The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years’ experience in the real estate industry and with mergers and acquisitions.  No later than fifteen (15) days after an arbitration proceeding is commenced under this Section 6.6, Parent shall nominate one arbitrator and the Holder (or, if more than one Holder is a party to the arbitration proceeding, all such Holders collectively) shall nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator.  If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen (15) days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules.  The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the seat, or place, of the arbitration shall be the city of New York, New York.  Hearings shall be conducted in New York, New York, or at such other location as mutually agreed by Parent and the Holder or Holders that are party to the arbitration proceeding.  The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court.  The arbitrator shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall bear his, her or its own costs of any such arbitration or investigation in respect of any dispute.  Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CERs held by each Holder.

6.7               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.8               Termination.  This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the date that is six (6) months after the date of the CER Notice, (b) the date on which it is finally determined that the Valuation Excess is less than or equal to $0, and (c) the date on which all CER Consideration is delivered to Holders in accordance with this Agreement.  Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 5.1, 5.2, 5.3, 5.4, 6.4, 6.5, 6.6, 6.7, 6.9 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

6.9               Entire Agreement; Counterparts.  This Agreement, the Merger Agreement (including its Exhibits and Schedules, including Disclosure Schedules) and the other Ancillary Documents constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

READY CAPITAL CORPORATION

By:
Name:
Title:

SUTHERLAND PARTNERS, L.P.

By:	Ready Capital Corporation, its General Partner

By:
Name:
Title:

[Signature Page to Form Of Contingent Equity Rights Agreement]

[●]

By:
Name:
Title:

[Signature Page to Form Of Contingent Equity Rights Agreement]

EXHIBIT A

Covered Portfolio

EXHIBIT B

Form of CER Notice

[Rights Agent name and address]

Re: CER Notice

Reference is made to the Contingent Equity Rights Agreement, dated as of [●], 2022 (the “CER Agreement”) between Ready Capital Corporation (“Parent”), Sutherland Partners, L.P. (the “Operating Partnership”), and [●] (the “Rights Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the CER Agreement.

As set forth in Exhibit A hereto, and in accordance with Section 2.4(a) of the CER Agreement, Parent has calculated the Valuation Excess to be $[●], the Aggregate CER Consideration to be $[●], the Parent Share Value to be $[●], [and] the MREC CER Payment Ratio to be [●][, the MREC TE CER Payment Ratio to be [●]] [and the MREC IIS CER Payment Ratio to be [●]]. This notice constitutes the written notice required by Section 2.4(b) of the CER Agreement.

Very truly yours,

READY CAPITAL CORPORATION

By:
Name:	Andrew Ahlborn
Title:	Chief Financial Officer

EXHIBIT A

Valuation Excess:

$[●]

Parent Share Value:

$[●]

CER Consideration:

MREC CER Payment Ratio:

[●]

[MREC TE CER Payment Ratio:

[●]]

[MREC IIS CER Payment Ratio:

[●]]

EXHIBIT C

READY CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY

Ready Capital Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article VI of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board”), by duly adopted resolutions, has reclassified and designated [__________] authorized but unissued shares of Common Stock, $0.0001 par value per share (the “Common Shares”), of the Company as [_______] shares of Class B-1 Common Stock, $0.0001 par value per share (the “Class B-1 Common Shares”), [_______] shares of Class B-2 Common Stock, $0.0001 par value per share (the “Class B-2 Common Shares”), [_______] shares of Class B-3 Common Stock, $0.0001 par value per share (the “Class B-3 Common Shares”), and [_______] shares of Class B-4 Common Stock, $0.0001 par value per share (the “Class B-4 Common Shares” and, together with the Class B-1 Common Shares, the Class B-2 Common Shares and the Class B-3 Common Shares, the “Class B Common Shares”). There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary.

SECOND: Except as set forth in the immediately following sentences, (i) the Class B Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Common Shares and all provisions of the Charter applicable to the Common Shares, including, without limitation, the provisions of Articles VI and VII, shall apply to the Class B Common Shares, and (ii) the Class B Common Shares and the Common Shares shall rank equally, share ratably and be identical in all respects as to all matters. All of the Class B-1 Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the first business day following the date that is ninety-one (91) calendar days after the date these Articles Supplementary become effective (the “Class B-1 Conversion Date”). All of the Class B-2 Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the first business day following the date that is one hundred eighty-two (182) calendar days after the date these Articles Supplementary become effective (the “Class B-2 Conversion Date”). All of the Class B-3 Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the first business day following the date that is two hundred seventy-three (273) calendar days after the date these Articles Supplementary become effective (the “Class B-3 Conversion Date”). All of the Class B-4 Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the first business day following the date that is three hundred sixty-five (365) calendar days after the date these Articles Supplementary become effective (the “Class B-4 Conversion Date”; each of the Class B-1 Conversion Date, the Class B-2 Conversion Date, the Class B-3 Conversion Date and the Class B-4 Conversion Date being a “Conversion Date”). Notwithstanding the foregoing, if the Board determines to establish an earlier date and time on which any conversions of any Class B Common Shares shall occur, such determination shall be set forth in a Certificate of Notice filed with the SDAT, whereupon such earlier date and time shall be the Conversion Date for the Class B Common Shares described in such Certificate of Notice. No fractional Common Shares shall be issued upon conversion of Class B Common Shares on any Conversion Date and each holder of Class B Common Shares otherwise entitled to a fractional Common Share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a Common Share multiplied by the closing trading price per Common Share on such date as reported by the national securities exchange on which the Common Shares are then listed for trading. Each unissued Class B Common Share shall automatically be reclassified as one (1) unissued Common Share as of the close of business on the first business day following the Conversion Date for such Class B Common Shares.

THIRD: A description of the Common Shares is contained in the Charter.

FOURTH: The Class B Common Shares have been reclassified and designated by the Board under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall become effective at [__:__] [a.m.][p.m.] Eastern Time on [_______], 2022.

SEVENTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this [__] day of [____], 2022.

ATTEST:	READY CAPITAL CORPORATION

		By:	(SEAL)
Name:	Andrew Ahlborn	Name:	Thomas E. Capasse
Title:	Chief Financial Officer	Title:	Chief Executive Officer